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                          SECURITIES AND EXCHANGE COMMISSION

                               WASHINGTON, D.C.  20549

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                                       FORM 8-K

                                    CURRENT REPORT

                        PURSUANT TO SECTION 13 OR 15(d) OF THE
                           SECURITIES EXCHANGE ACT OF 1934


          Date of Report (Date of earliest event reported):  August 21, 1998



                            TODHUNTER INTERNATIONAL, INC.
                           -------------------------------
                (Exact name of registrant as specified in its charter)

       Delaware                   1-13453                    59-1284057
------------------------  ------------------------  ---------------------------
(State of Incorporation)  (Commission File Number)  (IRS Employer Identification
                                                                No.)

   222 Lakeview Avenue, Suite 1500, West Palm Beach, Florida         33401
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     (Address of principal executive offices)                     (Zip Code)


       Registrant's telephone number, including area code: (561) 655-8977


         --------------------------------------------------------------
         (Former name or former address, if changed since last report.)


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                            TODHUNTER INTERNATIONAL, INC.

                                       FORM 8-K
                                    CURRENT REPORT

ITEM 5.   OTHER EVENTS.

     On August 21, 1998, Todhunter International, Inc. (the "Company") entered into a settlement agreement (the "Settlement Agreement") with the former stockholders of Blair Importers, Ltd. ("Blair"), which the Company acquired in August 1994, Charmer Industries, Ltd. ("Charmer"), and Andrew M. Crisses, a former director of the Company. Pursuant to the Settlement Agreement, the Company and each of the parties thereto have agreed to dismiss with prejudice all arbitration and litigation proceedings previously reported in the Company's filings with the Securities and Exchange Commission, with the exception of the Company's lawsuit against Ernest D. Loewenwarter & Co. The Company's settlement agreement dated December 4, 1997 with Charmer and the former stockholders of Blair will remain in effect, except that such agreement is modified solely to release the Company from any claim for attorneys' fees and costs of collection under such agreement.

     Pursuant to the Settlement Agreement, the Company has agreed to release 261,214 shares of the Company's common stock (the "Escrow Shares") and $160.63 in cash which has been held in escrow for the benefit of the former Blair stockholders pursuant to the terms of the Blair Merger Agreement and a related Escrow Agreement. The Company has agreed to guarantee that the gross sales price of the Escrow Shares shall be $7.50 per share (the "Floor Price"), and has agreed to pay the former Blair stockholders the aggregate amount by which the Floor Price exceeds the gross sales price (excluding brokers' commissions, transaction costs, and applicable taxes) upon the sale of any of the Escrow Shares. However, the Company is not required to honor this price guarantee if
(i) the Escrow Shares are not sold in a commercially reasonable manner in an arm's length transaction to an unrelated third party through a registered securities dealer utilizing the facilities of the American Stock Exchange, (ii) the Blair stockholders, individually or in the aggregate, sell or offer for sale more than 5,000 Escrow Shares in any single day, or more than 40,000 Escrow Shares in any 30 day period without the Company's consent (in which case the price guarantee shall be void as to all unsold Escrow Shares), or (iii) the Blair stockholders reject any offer made by the Company to repurchase any of the Escrow Shares at a price equal to 95% of the average closing asking price of the common stock (in which case the price guarantee shall terminate with respect to the Escrow Shares subject to such offer). In any event, the Company's price guarantee terminates upon the earlier of the sale of all of the Escrow Shares or one year after the date of the Settlement Agreement.

     In the event that the Dow Jones Industrial Average ("DJIA") decreases by more than 7.5% in any one day, or more than 15% in the aggregate from its close on the date of execution of the Settlement Agreement, then the Floor Price shall be reduced to that amount which represents the original Floor Price multiplied by the percentage that the DJIA on the date of sale bears to the DJIA on the date of the Settlement Agreement, but in no event shall such percentage be more than 100%.


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     After having investigated the facts and circumstances associated with the purchase of Blair, the Company has entered into the Settlement Agreement because it did not appear likely that the Company would ultimately prevail in its claims against the former stockholders of Blair. Furthermore, the Company believes that, in light of the cost and expense involved in continuing all of the arbitration and litigation proceedings with respect to Blair, it was in the best interest of the Company and its shareholders to reach an amicable settlement between the parties.

     The settlement will not have a material adverse effect on the Company's results of operations.

ITEM 7.   EXHIBITS.

     99.1 Copy of the Company's press release, dated August 25, 1998.



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                                    SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                   TODHUNTER INTERNATIONAL, INC.


Date: August 26, 1998              By:  /s/ A. Kenneth Pincourt
                                        --------------------------
                                        A. Kenneth Pincourt, Jr.
                                        Chairman and Chief Executive Officer